Exhibit 18
Letter regarding change in accounting principle


The Board of Directors
Woodward Governor Company

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting from the declining-balance method of depreciating property, plant and equipment to the straight-line method of depreciation for property, plant and equipment acquired after September 30, 1998, contained in the financial statement section of the Company's Form 10-K for the year ended September 30, 1998. Based on our reading of the data and discussions with Company officials about the business judgment and business planning factors relating to the change, we believe management's justification to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.

We have not audited any financial statements of Woodward Governor Company as of any date or for any period subsequent to September 30, 1998; accordingly, our comments are subject to revision on completion of an audit of the September 30, 1999 financial statements that will include the accounting change.


PricewaterhouseCoopers LLP

Chicago, Illinois
December 23, 1998